Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-131384 November 14, 2006

LASALLE HOTEL PROPERTIES

7.25% SERIES G CUMULATIVE REDEEMABLE PREFERRED SHARES

Final Term Sheet

Issuer: LaSalle Hotel Properties

Security: 7.25% Series G Cumulative Redeemable Preferred Shares of Beneficial Interest

CUSIP: 517942603

Size: 4,000,000 shares                                     Over-allotment option: 0 shares

Type of security: SEC Registered—Registration Statement No. 333-131384; preliminary prospectus supplement dated November 13, 2006

Public offering price: $25.00 per share; $100,000,000

Underwriting discount: $2,353,625 total

Proceeds to the Company, before expenses: $97,646,375 total

Expected net proceeds after deducting underwriting discount and estimated transaction expenses payable by the Company: $97,546,375

Sole Bookrunner:	Wachovia Capital Markets, LLC	3,520,000 shares

Co-Managers:	Raymond James & Associates, Inc.	200,000 shares
	Robert W. Baird & Co. Incorporated	120,000 shares
	Stifel, Nicolaus & Company, Incorporated	120,000 shares
	BMO Capital Markets Corp.	40,000 shares

Distribution rate: 7.25% per annum of the liquidation preference per annum; $1.8125 per annum per share, cumulative from, but excluding, November 17, 2006 (subject to the dividend rate step-up to 8.25% per annum as described in the prospectus supplement)

Optional Redemption: On or after November 17, 2011 (subject to the special optional redemption right described in the prospectus supplement)

Settlement and delivery date: November 17, 2006

Maximum Selling concession: Not to exceed $0.50 per share

Maximum Reallowance to other dealers: Not to exceed $0.45 per share

The issuer has filed a registration statement (including a prospectus dated January 30, 2006 and a preliminary prospectus supplement dated November 13, 2006) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the related preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it from Wachovia Capital Markets, LLC by calling toll-free 1-866-289-1262 or by emailing syndicate.ops@wachovia.com.